Exhibit 10.1

DEVELOPMENT AGREEMENT

THIS AGREEMENT is by and between BigfootMarketing.ai LLC, a Pennsylvania Limited Liability Company (hereinafter referred to as “BIG”), whose business address is 30 S 15th Street, STE 1550, PMB# 134063, Philadelphia, PA 19102-4826 and web address www.BigFootMarketing.ai and Himalaya Technologies, Inc., a publicly traded corporation, domiciled in Nevada and trades under the symbol HMLA, whose address is 625 Stanwix St. #2504, Pittsburgh, PA 15222 (hereinafter referred to as “HMLA” and “Parties”), dated and effective as of the last party to affix their signature below.

RECITALS:

WHEREAS BIG is a marketing and advertising company and a developer of specialty products and brand awareness (“Website”), which uses proprietary business relationships, AI Tools, and ChatGPT4, as well as DAPPs and Smart Contracts to develop and or market specialty products and services;

WHEREAS HMLA requires the creation of a FOMO Brand health, wellness, and or sports drink, token integrated website, and web3 integration with the FOMO Token within in the HMLA digital ecosystem, as well as marketing and direct sales services, and wishes to engage BIG to perform these tasks; and

WHEREAS the parties wish to compensate BIG to perform these services in the following manner:

1.	$50,000 total cash compensation

a.	$750 due on signing,
b.	$5,750 within one business day of funding by HMLA,
c.	$10,000 due on delivery of the powdered drink formula and brand graphics,
d.	$10,000 due when the website is approved and delivered to HMLA,
e.	$10,000 due when the brand mobile APP is approved and delivered to HMLA,
f.	$13,500 due when the drink can design is approved and delivered to HMLA.

2.	10% of the sales generated through direct marketing by BIG, website, mobile APPs

a.	Due upon sale.

3.	25,000 shares of HMLA series B preferred stock convertible into 25,000,000 common shares.

a.	Due upon signing.

THEREFORE, it is agreed as follows:

Article I. SERVICES TO BE PERFORMED BY BIG

BIG will create the FOMO Brand Health, Wellness, and/or Sports Drink with the following basic criteria:

The Drink will be formulated and manufactured by a licensed New Jersey based manufacturer that caters to many key market segments, including pharmaceutical, food & beverage, and cosmetics. Product will be made in an FDA registered and Kof-K Kosher certified facility that comes with customize blending and formulation creation.

BIG will develop the FOMO Dink website under an approved URL which will be held by BIG for HMLA and its affiliates. BIG will be responsible for all logo design as well as graphic design for the project. HMLA will have final approval of all designs before they are published. The website will be designed to allow purchasing discounts for buyers who use FOMO Tokens to checkout.

Article II. SERVICES PROVIDED BY HMLA

HMLA and its affiliates shall provide BIG the $50,000 total cash compensation as defined above.

HMLA agrees that the 10% of sales will be due and payable to BIG upon receipt.

●	HMLA agrees to provide 25,000 shares of HMLA Series B Preferred stock (convertible 1-1000 into common stock) to BIG upon signing this agreement.

HMLA shall take no more than three business days to sign off on digital art and web design submitted by BIG.

Article III. Revenue Sharer’s Entitlement to other Revenue or Consideration

HMLA agrees to pay BIG a percentage of the gross revenue generated from the sites that sell the FOMO Drink Brand.

Article IV. Independent Contributor

The parties agree that Revenue Sharer is an independent contributor of BIG and that all payments to Revenue Sharer will not be subject to any tax withholding or FICA or FUTA. Further, all payments paid to Revenue Sharer by BIG will be reported to Revenue Sharer on Form 1099 as Miscellaneous Income.

Revenue Sharer further agrees to indemnify and hold BIG harmless for any damages, taxes, or any other amounts BIG may incur as a result of BIG treatment and classification of Revenue Sharer as a contributor. Such indemnification and hold harmless includes but is not limited to the consequences of BIG not withholding any tax on payments to Revenue Sharer and not paying or remitting to any taxing authority any withholding tax, income tax, federal or state FICA/FUTA taxes, or any other withholding upon the payments to Revenue Sharer.

Distribution of Revenue shall be made directly from the merchant account associated with the Website. Distribution shall be made “at-will” as funds are received and cleared. Distribution shall be made in the following manner:

BIG:	10%
HMLA:	90%

If for any reason the merchant account associated with the Website changes, the above Revenue Sharing split, to whom shall the split is paid to and how it is paid, shall remain in force for the entire term of the life cycle of the Website, APPs, and or FOMO Drink.

Article V. Miscellaneous

Attorney Fees

In the event any party deems it necessary to commence an action or proceeding to enforce its rights here under, the prevailing party to such action shall be entitled to have all costs of such action, including but not being limited to reasonable attorneys’ fees and court costs, directly paid or reimbursed by the losing party to such action.

Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto, and it is understood and agreed that all undertakings and agreements heretofore had between these parties are merged herein. No representation, promise or inducement not included herein shall be binding upon any party hereto. The appropriate gender will be read into all pronouns used herein to reference any of said parties whenever the context of this Agreement so requires.

Section 5.03 Amendments in Writing

This Agreement may not be changed orally, but only by an agreement in writing signed by the Parties.

Notice

Notices given pursuant to this Agreement shall be in writing, delivered in person or by certified mail, return receipt requested, or by Federal Express or comparable overnight delivery service, addressed to the mailing addresses given below. The time of postmark shall be deemed the time of receipt of mailed notices and the time of delivery service receipt shall be deemed the time of receipt of overnight delivery service transmittals.

(a)	Notices.

All notices required to be given in this Settlement shall be made in writing either by:

(i) given, delivered or served by personal service, in which case it shall be conclusively deemed to have been given or delivered on the date of such service;

(ii) sent by prepaid registered or certified mail addressed to the party for whom it is intended at the address last known to the sender, in which case it shall be conclusively deemed to have been given or delivered on the fourth day after the date of mailing; or

(b)	Delivery.

For purposes of this Settlement “delivery” shall mean: (i) personal delivery to any party; or (ii) mailing with sufficient postage prepaid to the party requiring notice.

Duplicate Originals.

This Settlement may be executed in several counterparts; each counterpart shall be considered a duplicate original Settlement and may be relied upon as if it were an original.

Successors and Assigns

The provisions of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, successors and assigns and the legal representatives of their estates, as the case may apply.

Time is of Essence

Time is of the essence of this Agreement.

Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Pennsylvania.

Counterparts and Copies

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument. Any facsimile copy or signature shall be deemed equivalent to the original.

IN WITNESS WHEREOF, the parties hereto set their respective hands and affix their seals the day and year indicated below.

BigfootMarketing.ai LLC	/s/ Jennifer Knoll
Date: 1/19/2024	Jennifer Knoll / President

Himalaya Technologies, Inc.	/s/ Vikram Grover
Date: 1/19/2024	Vikram Grover, CEO

Exhibit A – Initial Formula Proposal: Subject: Drink

Calories	15	Daily Value

Total Carbohydrates	3.7 g	1%

Total Sugars	3.7 g	——

Added Sugars	3.7 g	7.5%

Protein	0	0%

Vitamin C (as ascorbic acid)	800 mg	888%

Vitamin B1 (as thiamine mononitrate)	100 mg	8333%

Vitamin B2 (as riboflavin-5-phosphate sodium)	10 mg	770%

Vitamin B3 (as niacinamide)	40 mg	250%

Vitamin B5 (as calcium-d-panthothenate)	15 mg	300%

Vitamin B6 (as pyridoxine hydrochloride)	15 mg	880%

Vitamin B7 (as d-biotin)	300 mcg	1000%

Vitamin B9 (as L-5-methyltetrahydrofolate)	1250 mcg	300%

Vitamin B12 (methylcobalamin)	250 mcg	10400%

Vitamin D 40 mcg	200%

Chloride (as sodium chloride, potassium chloride)	800 mg	35%

Sodium (as sodium chloride)	420 mg	19%

Potassium (as potassium chloride)	125 mg	3%

Other Ingredients: Mature Hop Extract, Dextrose, Citric Acid, Natural Black Cherry Flavor, Stevia.